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                                                                    Exhibit 99.3

                             SEPARATION AGREEMENT

          This Separation Agreement (this "Agreement") by and between Mattel, Inc., a Delaware corporation (the "Company") and Jill E. Barad (the "Executive"), is dated as of February 25, 2000.

          WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer pursuant to an Amended and Restated Employment Agreement between the Company, and the Executive dated as of January 1, 1997 (the "Employment Agreement"), and

          WHEREAS, the Company and the Executive have agreed that the Executive's employment shall terminate as of the date of this Separation Agreement, and they wish to set forth their mutual agreement as to the terms and conditions of such termination,

          NOW, THEREFORE, the Company and the Executive hereby agree as follows:

          1.  Resignation.  Effective as of February 3, 2000, the Executive
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hereby resigns from her employment with the Company, from her positions as a member and Chairman of the Board of Directors of the Company, and from all other positions the Executive may currently hold as an officer or member of the board of directors of any of the Company's subsidiaries or affiliates.

          2.  Severance Payments and Benefits.  (a) On March 2, 2000, the
              -------------------------------
Company shall pay to the Executive the cash severance payments to which she is entitled under Section 5(d)(i) of the Employment Agreement, as set forth in a mutually agreed schedule of even date herewith (the "Schedule"). In addition, the Company shall pay to the Executive, in accordance with Section 3(f) of the Employment Agreement, the amount of any expenses that she has incurred on or before February 3, 2000 for which she is entitled to be reimbursed pursuant in said Section 3(f).

          (b) As promptly as practicable after the Executive has had the opportunity to elect her form of benefit in accordance with the Company's Supplemental Executive Retirement Plan (the "SERP"), the Company shall commence payment to her of her benefit under the SERP, the calculation of which shall be set forth in the Schedule.

          (c) Effective March 2, 2000, the entire balances due from the Executive with respect to the Home Mortgage Loan and the Loan, as those terms are defined in Sections 3(1) and 3(k) of the Employment Agreement, respectively, are forgiven. In addition, on March 2, 2000 the Company shall pay the Executive the additional amount set forth in the Schedule to make her whole for the Federal and California income taxes and Medicare tax payable by her with respect to the income she will recognize as a result of the forgiveness of the Home Mortgage Loan.

          (d) The Company shall also provide to the Executive the benefits to which she is entitled pursuant to Section 3(j) and clauses (iv), (v) and (vi) of
Section 5(d) of the Employment Agreement. The Company shall return to the Executive the painting owned by the Executive that is located in the Executive's office. The Executive shall purchase from the Company certain paintings purchased by the Company in 1999 and currently located in the
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Executive's residence at the prices paid for such paintings by the Company.  For the avoidance of doubt, the Executive acknowledges and agrees that the items referred to in the preceding sentence shall not be subject to clause (iv) of
Section 5(d) of the Employment Agreement.

          (c) The Company shall continue to provide home security services and a driver/personal bodyguard to the Executive, on the same basis as they are currently provided, through August 3, 2000.

          (i) The Executive shall be entitled to retain the personal computer and fax machine provided by the Company that are currently in the Executive's home.

          3.  Stock Options.  All options to acquire stock of the Company held
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by the Executive shall be vested in full as of February 3, 2000 (to the extent not already vested), and notwithstanding clause (ii) of Section 5(d) of the Employment Agreement, shall remain outstanding and exercisable until the expiration of their original terms; provided, that such options shall immediately expire if the Executive commits any material breach any of the covenants set forth in Section 5(c)(i) below.

          4.  Mutual Nondisparagement.  (a) The Executive shall not make,
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participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, the Company, any of its subsidiaries or affiliates, or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to her employment, the termination of her employment, or any aspect of the business of the Company or any of its subsidiaries or affiliates.

          (b) The Company shall not make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive. The Company further agrees not to make any negative statements, written or oral, relating to the Executive's employment or the termination of her employment.

          (c) Notwithstanding the foregoing, nothing in this Section 4 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

          5.  The Executive's Covenants.  (a) The Executive shall make herself
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available, from February 25, 2000 through December 31, 2000, for consulting with the Company with respect to matters involving the Company or any of its subsidiaries and affiliates that may be within the Executive's knowledge, for up to 40 hours per month upon request at mutually convenient times and places. The Company shall make available to the Executive Company-paid secretarial assistance reasonably necessary for the provision of such consulting services; provided, that the Executive shall have the option to request that such
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secretarial assistance be provided, for a period ending no earlier than April
24, 2000, by the person employed as the Executive's secretarial assistant as of February 3, 2000 ("Current Secretary"), subject to the Current Secretary's consent to serve in such capacity. The Executive shall also make herself

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available to the Company to assist the Company and its subsidiaries and affiliates, as reasonably requested by the Company, with respect to pending and future litigation, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive's employment with the Company and its subsidiaries and affiliates. The Company will reimburse the Executive for all reasonable expenses and costs she may incur as a result of providing services and assistance under this Section 5(a), upon receipt of proper documentation thereof.

          (b) The Executive shall remain bound by, and she hereby agrees to comply with, the confidentiality provision of Section 11 of the Employment Agreement.

          (c) Until February 3, 2002, the Executive shall not, without the prior written consent of the Company: (i) serve, directly or indirectly, alone or in association with others as an employee, officer, director, consultant, advisor, independent contractor, partner, or agent of, or otherwise render personal services to, Hasbro, Inc., any subsidiary or affiliate of Hasbro, Inc., or any successor to any of them, or (ii) directly or indirectly employ, or solicit the employment or services (whether as an employee, officer, director, consultant, advisor, independent contractor, agent, partner or otherwise) of, any person who was or is at any time during the previous twelve months an employee, representative, officer or director of the Company or any of its subsidiaries or affiliates, other than the home security personnel and driver/personal bodyguard, in each case who were providing services to the Executive as of February 3, 2000 and other than the Executive's Current Secretary.

          (d) The Executive acknowledges and agrees that because of the nature of the business in which the Company and its subsidiaries and affiliates are engaged and because of the nature of the confidential information to which the Executive has had access during her employment, it would be impractical and excessively difficult to determine the actual damages of the Company and its subsidiaries and affiliates in the event the Executive breached any of the covenants of Section 5(c), and remedies at law (such as monetary damages) for any breach of the Executive's obligations under Section 5(c) would be inadequate. The Executive therefore agrees and consents that if she commits any breach of a covenant under Section 5(c) or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
With respect to any provision of Section 5(c) finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Section 5(c) are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

          6.  General Release: Time to Consider and Cancel the Agreement, Age
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Discrimination in Employment Act Waiver. (a) The Executive, on behalf of herself
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and her successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their

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officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of the Employment Agreement, this Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from the Company and its subsidiaries and affiliates, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

          (b) The Executive expressly waives any and all rights under Section 1542 of the Civil Code of the State of California, and all other federal or state statutory rights, rules, and principles of common law or equity, including without limitation those of any jurisdiction, government, or political subdivision thereof, similar to Section 1542 ("similar provison"). Thus the Executive may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims released hereunder.
Section 1542 provides as follows.

          A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.

          (c) The waiver given below in Section 6(d) is given only in exchange for consideration in addition to anything of value to which the Executive is already entitled. Such waiver does not waive rights or claims which may arise after the date of execution of this Agreement. The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by her; (ii) she has been advised to consult with an attorney before executing this Agreement; (iii) she was given a period of 21 days within which to consider this Agreement; and (iv) to the extent she executes this Agreement before the expiration of the 21-day period, she does so knowingly and voluntarily and only after consulting her attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of 7 days following her execution of this Agreement, and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. The 7-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this

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Agreement, the Executive shall deliver to the Company, prior to the expiration of said 7-day period, a written notice of revocation.

          (d) In addition to the release set forth above in this Section 6, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

          7.  Arbitration of Disputes. (a) The Company and the Executive agree
              -----------------------
that any disputes, controversies or claims which arise out of or relate to this Agreement, the Executive's employment or the termination of her employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement and/or any other claim or controversy arising out of the relationship between the Executive and the Company (or the nature of the relationship) or the termination of that relationship, including, but not limited to, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settledby agreement between the parties, shall be settled by expedited arbitration under the then-applicable arbitration rules of JAMS/Endispute (or any other mutually agreed arbitrator) before a board of three arbitrators, as selected thereunder.

          (b) One arbitrator shall be selected by the Executive, one by the Company and the third by the two persons so selected, all in accordance with the then-applicable arbitration rules of JAMS/Endispute then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by the Company are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven each of whom shall be a member of the "Independent List" of retired judges with experience in resolving employment disputes provided by the Los Angeles office of JAMS/Endispute with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the parties. In the absence of agreement, the Chairman of the arbitration panel shall determine the location.

          (c) In consideration of the parties' agreement to submit to arbitration as provided above and in further consideration of the anticipated expedition and minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right she or it may have to seek redress in any other form.

          (d) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 7 must be presented in writing by the claiming party to the other within the period of the applicable statute of limitations. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

          (e) The Company will pay all costs and expenses of the arbitration to the extent provided in this Section 7.

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          (f)  Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. The Executive and the Company agree and consent that if she or it, as applicable, commits any breach of her or its, as applicable, covenants under this Agreement or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available) to temporary and permanent injunctive relief from the arbitrators, without posting any bond or other security and without the necessity of proof of actual damage.

          (g) Each of the above terms and conditions of this Section 7 shall have separate validity and the invalidity of any part therof shall not affect the remaining parts.

          (h) Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrators may be presented in any other forum on the merits of the dispute.

          8.   Entire Agreement; Other Benefits.  This Agreement sets forth the
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entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes the Employment Agreement in its entirety except as specifically provided herein; provided, that nothing in this Agreement shall be deemed to affect in any manner any rights the Executive may have with respect to vested benefits under employee benefit plans sponsored by the Company and its subsidiaries and affiliates that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. This Agreement does not supersede the Executive's Indemnity Agreement with the Company or the indemnification provisions contained in the Company's Restated Certificate of Incorporation or By-Laws.

          9.   Successors. (a) This Agreement is personal to the Executive and
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without the prior written consent of the Company shall not be assignable by the
Executive otherwise than by will or the laws of descent and distribution. This Agreement shall incure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall incure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, reorganization, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

          10.  Amendment; Waiver.  This Agreement may be amended, modified or
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changed only by a written instrument executed by the Executive and the Company.
No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or

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circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

          11.  Miscellaneous. (a) This Agreement shall be governed by and
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construed in accordance with the laws of the State of Delaware, without reference to principles or conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         (b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt, and shall be addressed as follows:

              if to the Executive:

                        Jill E. Barad

              with a copy to:

                        M. Kenneth Suddleson
                        Katten, Muchin & Zavis
                        1999 Avenue of the Stars
                        Los Angeles, CA 90067

              If to the Company:

                        Mattel, Inc.
                        333 Continental Boulevard
                        El Segundo, California 90245
                        Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          (c) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts or other transfers or assignments payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld from any such, or any other, payments, transfers, assignments or benefits pursuant to any applicable law or regulation. The Company may report, as required by any applicable Federal, state or local law or regulation, any income or imputed income payable under this Agreement.

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          IN WITNESS WHEREOF, such of the parties hereto has duly executed this
Agreement as of the date first set forth above.


                                       THE EXECUTIVE:

                                       /s/ Jill E. Barad
                                       ----------------------------
                                       Jill E. Barad


                                       THE COMPANY:

                                       Mattel, Inc.
                                       A Delaware corporation


                                       By:  /s/ Ronald M. Loeb
                                          -------------------------
                                          Ronald M. Loeb
                                          Interim CEO

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